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                                                                   EXHIBIT 10.25



                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Employment Agreement") is entered into as of this 15th day of October, 1998, by and between Robinson Property Group Limited Partnership, a Mississippi limited partnership ("Employer"), and Mr. Robert McQueen ("Employee"), and is made with reference to the following recitals of fact:

                                    RECITALS

        WHEREAS, Employer maintains a hotel and casino facility located dockside in Tunica County, Mississippi (the "Facility" or the "Tunica Facility");

        WHEREAS, Employee and Employer have entered into an employment agreement dated as of June 7, 1994, which was subsequently amended July 1, 1996 and February 20, 1997 (the "Original Employment Agreement"); and

        WHEREAS, Employee is the owner of a 0.144336% member interest in Horseshoe Gaming, L.L.C. ("Horseshoe"), a limited liability company organized under the laws of the state of Delaware, such member interest being vested pursuant to the terms of the Original Employment Agreement; and

        WHEREAS, Employer and Employee wish to amend and restate the Original Employment Agreement and Employer desires to continue to employ Employee, and Employee desires to continue to accept such employment, pursuant to the terms of this Employment Agreement; and

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the mutual covenants, promises and agreements herein contained, the parties hereto agree as follows:

                                    AGREEMENT

        1. Definitions. All capitalized words referenced or used in this Employment Agreement and not specifically defined herein shall have the meaning set forth on Exhibit A, which is attached hereto and by this reference made a part hereof.

        2. Term. This Employment Agreement shall become effective on November ___, 1998 and shall continue in effect for a period terminating October 15, 2001, unless terminated sooner by Employer or Employee pursuant to the terms set forth herein. Employee's term of employment with Employer shall be deemed to have commenced, for all purposes, on June 13, 1994, which is the date upon which such employment commenced pursuant to the Original Employment Agreement (the "Commencement Date").

        3. Position to be Held by Employee. Employee is hereby employed and hired by Employer to serve and act as the Senior Vice President-General Manager of the Tunica Facility, and shall perform


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each and all of the duties and shall have all of the responsibilities described herein. Employee shall at all times report directly to and take directives from the Chief Executive Officer of Horseshoe Gaming, Inc. (the "Supervisor"). 1.

        4.     Duties and Responsibilities.

               A. General Duties. In his capacity as Senior Vice President-General Manager of the Tunica Facility, Employee shall have the responsibility for overseeing the operations of the Tunica Facility and conducting the day-to-day operations and affairs of the Tunica Facility in a manner so as to maximize, to the best of his ability, the profitability of the operation for and on behalf of Employer in accordance with applicable laws and regulations. The authority of Employee to bind Employer shall be as broad or as limited as may be determined from time to time by the Supervisor.

               B. Specific Duties. Employee shall serve and act as the Senior Vice President-General Manager of the Tunica Facility, having responsibility for supervising and directing of the day-to-day activities and affairs of the Tunica Facility, including, without limitation, customer relations, marketing, employee relations, service and quality of the casino and hotel operation, service and quality of all food and beverage facilities, cash management, compliance with all Governmental Requirements, and all other similar functions typically performed by a general manager of a major casino and hotel facility and such other functions as may be delegated from time to time. In all instances, Employee shall coordinate with and oversee the various department heads charged with direct responsibility for various facets of the casino and hotel operations, and assure that all such employees are performing their respective assignments and such departments are consequently being run in a thorough, competent, efficient and professional manner.

               B. Fiduciary Duty. In every instance, Employee shall carry out his various duties and responsibilities in a fiduciary capacity on behalf of Employer, in an effort to maximize the profitability of the Tunica Facility. In no event whatsoever shall Employee enter into any commitments or obligations, written or verbal, or take any other action or omit to take any action, the result of which would be to create a conflict of interest between Employer and Employee, or the result of which would benefit Employee, or any person associated with or affiliated with Employee, or in any manner involved in the gaming industry, to the detriment of Employer.

               C. Full Time Effort. Employee acknowledges and agrees that the duties and responsibilities to be discharged by Employee require a full time effort on the part of Employee, and accordingly, Employee agrees to devote his full time effort and resources for and on behalf of Employer, and agrees that he will not, during the term hereof, enter into (directly or indirectly) any other business activities or ventures, other than investments which are passive in nature (provided no such investment may exceed 5% of the equity securities of any entity without the prior approval of the Board of Directors).



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               D. Directives from Supervisor. In all instances, Employee agrees to carry out all of his duties and responsibilities as set forth herein pursuant to the guidance, directives and instructions of the Supervisor, and agrees that at all times, his authority shall be subordinate to such Supervisor. The wishes and directives of the Supervisor shall prevail in all matters and decisions as to which there is a disagreement between Employee and the Supervisor, and Employee shall carry out any and all lawful directives from the Supervisor to the best of his ability.

        5. Compensation. As compensation for the services to be rendered by Employee pursuant to the terms of this Employment Agreement, Employee shall be entitled to receive the following:

               1. a base salary of Two-Hundred Thousand Dollars ($200,000) per year, which may be adjusted annually by a merit increase based upon Employer's existing policy and an annual performance appraisal of Employee (the "Base Compensation"), payable in equal semi-monthly installments;

               2. a discretionary bonus in an amount determined in accordance with Employer's bonus plan (the "Bonus"), which bonus for each of calendar years 1998 and 1999 shall be Ninety-Five Thousand Dollars ($95,000). The Bonus for 1999 will accrue per the criteria in the Original Employment Agreement and will be payable should the Employee leave Employer once it is accrued. For each calendar year thereafter during the term of this Employment Agreement the Bonus shall not exceed 50% of the Base Compensation for such year; and

               3. the right to participate in any employee stock option or stock purchase plan that may be adopted by Horseshoe for its executive level employees and the executive level employees of its gaming subsidiaries (and possibly for executive level employees of other gaming operations principally owned or controlled by Jack B. Binion), such participation to be at a level commensurate with that of other executives performing similar duties and at a similar compensation level as that of Employee.

        6. Fringe Benefits. It is understood and agreed that the Base Compensation to be received by Employee is to be all-inclusive of other typical fringe benefits provided to executives in a similar position as Employee; provided, however, that Employee shall be entitled to the following benefits:

               A. reimbursement, on an on-going basis, for all reasonable entertainment, traveling and other similar expenses incurred in the performance of his duties and responsibilities hereunder, such expenses to be subject to budgets established for such purpose and the Employee's reimbursement procedures;

               B. participation in Employer's health coverage plan for Employee and all members of his immediate family, with such plan and the terms of Employee's participation in such plan to be on terms and conditions determined solely by Employer;



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               C. participation in such pension plans as Employer shall adopt for all of the employees of the Tunica Facility; it being understood and agreed that the only pension plan that Employer has adopted at this time is a Section 401(k) form of pension plan;

               D. occasional use of a company vehicle as and when needed in connection with the performance of Employee's duties and responsibilities; and

               E. participation in Employer's "Paid Days Off/Vacation" policy.

        7. Gaming License. Employer and Employee understand that it will be necessary for Employee to maintain in full force and effect at all times, a gaming license required under the provisions of applicable Mississippi law for persons serving in a similar capacity as Employee. Accordingly, Employee agrees to maintain such license and otherwise fully comply with all requirements of applicable Gaming Authorities and Governmental Authorities.

        8.     Termination with Cause.

               A. Employer may terminate Employee for "cause" as provided in this Section 8. For purposes of this Employment Agreement, "cause" means the occurrence of one or more of the following events:

                      i. the revocation, suspension or failure to renew for a period in excess of ninety (90) days, of Employee's gaming license due to an act or omission of Employee (or such alleged act or omission upon which the Gaming Authorities or Governmental Authorities have based their determination to revoke, suspend or fail to renew the Employee's gaming license;

                      ii. failure or refusal by Employee to observe or perform any of the material provisions of this Employment Agreement or any other written agreement with Employer, or to perform in a reasonably satisfactory manner all of the material duties required of Employee under this Employment Agreement or any other written agreement with Employer;

                      iii. commission of fraud, misappropriation, embezzlement or other acts of dishonesty or conviction for any crime punishable as a felony or a gross misdemeanor involving dishonesty or moral turpitude;

                      iv. unreasonable refusal or failure to comply with the proper and lawful directives of and/or procedures established by the General Manager, the Chief Executive Officer, of Horseshoe or the Board of Directors of Employer or the manager of Employer (or persons of comparable position);

                      v. the death of Employee or the mental or physical disability of Employee to such a degree that Employee, in



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the reasonable judgment of licensed physicians retained by Employer, is unable to carry out all of his obligations, duties and responsibilities set forth herein for a period in excess of sixty (60) days.

               B. Termination of Employee's employment for cause under Subsections 8(A)(iii) or 8(A)(v) above shall be effective upon notice thereof by Employer to Employee. Termination of Employee's employment for cause under Subsections 8(A)(i), 8(A)(ii) or 8(A)(iv) above shall be effective upon fourteen
(14) days' prior notice thereof by Employer to Employee; provided that a factual basis for termination for cause is included within such notice of termination.

        9. Termination Without Cause. Employer in its discretion may terminate Employee at any time without cause. Following such termination of Employee's employment without cause Employee shall continue to receive the Base Compensation for a period of six months (payable as provided in Section 5A).

        10. Consequences of Termination or Registration. Upon termination of Employee's employment with Employer with or without cause or upon resignation of Employee or expiration of the term of this Employment Agreement, the following shall apply:

               A. Employee shall be paid his Base Compensation through the effective date of such termination or resignation; and

               B. Upon termination of Employee by Employer without cause, Employee shall continue to receive Base Compensation for a period of six months as provided in Section 9; and

               C. the covenant not to compete, confidentiality and non-solicitation agreements set forth in Sections 11, 12 and 13 herein below shall apply in the manner and to the extent set forth herein.

        11.    Covenant Not to Compete.

               1. Covenant. During the term of this Employment Agreement and for a period of one (1) year from and after the date of such termination of Employee with or without cause or the resignation of Employee or the expiration of the term of this Employment Agreement, Employee agrees that he will not directly or indirectly, either as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee, or in any other capacity carry on, be engaged in or employed by or be a consultant to or to have any financial interest in any other casino operation conducting business within one hundred (100) miles of any Horseshoe facility. Employer and Employee agree that such covenant not to compete has been given by Employee to Employer for full and adequate consideration, including, without limitation, Employee's bonus compensation and stock option plan participation described in Sections 5(B) and
(C) hereinabove.



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               2. Modification. In the event that any court of competent
jurisdiction determines that the term or the business or geographic scope of the covenant contained in Subsection 11(A) above is impermissible due to the extent thereof, said covenant shall be modified to reduce its term, business scope or geographic scope, as the case may be, to the extent necessary to make such covenant valid, and said covenant shall be enforced as modified.

               3. Injunctive Relief. Employee understands and agrees that it would be difficult or impossible to ascertain the measure of damages to Employer resulting from any breach of this covenant not to compete and that injury to Employer from any such breach may be irreparable, and that money damages therefor may be an inadequate remedy. Accordingly, in the event of a breach or threatened breach by Employee of the provisions of this Section 11, Employer shall be entitled to seek and obtain, in addition to monetary damages, injunctive relief against Employee, in a court of competent jurisdiction, restraining Employee from engaging in such competitive situation with Employer.

        12.    Disclosure of Confidential Information.

               1. Definition of Confidential Information. For purposes of this Employment Agreement, "Confidential Information" means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of Employer. Confidential Information includes, but is not limited to, information contained in or relating to the customer lists, account lists, price lists, product designs, marketing plans or proposals, customer information, merchandising, selling, accounting, finances, knowhow, trademarks, trade names, trade practices, trade secrets and other proprietary information of Employer.

               2. Employee Shall Not Disclose Confidential Information. Employee will not, during the term of Employee's employment and following the termination of this Employment Agreement, use, show, display, release, discuss, communicate, divulge or otherwise disclose Confidential Information to any unauthorized person, firm, corporation, association or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of Employer. Nothing contained herein shall be interpreted or construed as restraining or preventing Employee from using Confidential Information in the proper conduct of services to be rendered by Employee on behalf of Employer pursuant to this Employment Agreement.

               3. Scope. Employee's covenant in Subsection12(B) above not to disclose Confidential Information shall not apply to information which, at the time of such disclosure, may be obtained from sources outside of Employer, or from its agents, lawyers or accountants, so long as those sources did not receive the information in an improper manner or against the wishes of Employer.



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               4. Title. All documents and other tangible or intangible property relating in any way to the business of Employer which are conceived or generated by Employee or come into Employee's possession during the employment period shall be and remain the exclusive property of Employer, and Employee agrees to return immediately to Employer, upon its request, all such documents and tangible and intangible property, including, but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer disks, calculations or copies thereof, which are the property of Employer and which relate in anyway to the business, customers, products, practices or techniques of Employer, as well as all other property of Employer, including but not limited to, all documents which in whole or in part contain any Confidential Information of Employer which in any of these cases are in Employee's possession or under Employee's control.

               5. Compelled Disclosure. In the event a third party seeks to compel disclosure of Confidential Information by Employee by judicial or administrative process, Employee shall promptly notify Employer of such occurrence and furnish to Employer a copy of the demand, summons, subpoena or other process served upon Employee to compel such disclosure, and will permit Employer to assume, at its expense, but with Employee's cooperation, defense of such disclosure demand. In the event that Employer refuses to contest such a third party disclosure demand under judicial or administrative process, or a final judicial judgment is issued compelling disclosure of Confidential Information by the Employee, Employee shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order.

               6. Injunctive Relief. Employee understands and agrees that the disclosure, use or usurpation of Confidential Information would cause significant economic detriment to the business of Employer which may be irreparable and for which monetary damages may be an inadequate remedy. Accordingly, Employee understands and agrees that Employer shall be entitled to seek and obtain, in addition to monetary damages, injunctive relief against Employee, in a court of competent jurisdiction, restraining Employee from the disclosure, use or usurpation in any manner of any Confidential Information.

        13.    Non-Solicitation; Non-Hire.

               A. Covenant. Employee agrees that for a period of five (5) years from the date first above written, he will not, directly or indirectly, hire, retain or solicit, or cause any other employer of his or any other person who has retained Employee as a consultant or independent contractor to hire, retain or solicit, as an employee, consultant, independent contractor or otherwise any person who was at, or within three (3) months prior to, the date hereof, or at any time subsequent to the date hereof shall be an employee of or consultant or independent contractor to Employer,



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Horseshoe or any other gaming operations principally owned or controlled by Jack
B. Binion in a supervisory capacity.

               B. Acknowledgment. Employee acknowledges that he has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Employer under this Section 12, and Employee further acknowledges that the same are reasonable in time and territory and are fully required to protect the legitimate interest of Employer and does not confer a benefit upon the Employer disproportionate to any detriment to Employee.

               C. Tolling. In the event Employee violates any legally enforceable provision of this Section 12 as to which there is a specific time period during which Employee is prohibited from taking certain actions or engaging in certain activities, then the violation will toll the running of the time period from the date of violation until the violation ceases.

               D. Injunctive Relief. Employee and Employer acknowledge that the provisions of this Section 13 are reasonable and necessary, that the damages which would be suffered as a result of a breach or threatened breach by Employee of this Section 13 may not be calculable, and that the award of a money judgment to Employer for such a breach or threatened breach by Employee would be an inadequate remedy. Consequently, Employee agrees that the provisions of this
Section 13 may be enforced by Employer by injunctive or other equitable relief, including a temporary and/or permanent injunction (without proving a breach therefor), and Employer shall not be obligated to post bond or other security in seeking such relief in addition to any other remedy to which it may be entitled in law or in equity.

        14.    Put Option.

               A. Employer grants the right, exercisable in the discretion of Employee by delivery of written notice to Employer, to require Employer to purchase the Member Interest (the "Put Option").

               B. In the event that Employee notifies Employer of his exercise of the Put Option pursuant to Subsection 14(A) above, the purchase price payable by Employer therefor (the "Purchase Price") shall equal to the current fair market value thereof. For such purposes, the fair market value of the Member Interest shall be determined by reference to the value of Horseshoe as calculated for purposes of Horseshoe's stock option plan for the period immediately preceding the notification of Employer by Employee of the exercise of the Put Option.

               C. Employer shall pay the Purchase Price in three (3) equal principal installments, with the first payment being due on the first anniversary of the date that is thirty (30) days after the date upon which Employee delivers notice to Employer as to his



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exercise of the Put Option. Such obligation shall bear interest at the prime rate of interest as quoted from time to time by the largest commercial bank (in terms of' assets) in the State of Mississippi, and accrued but unpaid interest shall be due and payable together with each annual principal installment.

               D. Notwithstanding any other provision hereof to the contrary, the Put Option shall terminate and be of no further force and effect at such time as any class of equity securities of Horseshoe are registered pursuant to the Securities Exchange Act of 1934, as amended.

        15.    Representations and Warranties.

               A. Employee hereby represents and warrants to Employer as follows:

               B. this Employment Agreement, when executed by Employee, will not conflict with, violate the terms of or create a default under Employee's present employment or other similar agreements, whether oral or written;

               C. Employee has never been denied a gaming application by any Gaming Authority and Employee currently holds a Mississippi gaming license; and

               D. Employee is not aware of any facts which, if known to the Mississippi Gaming Authorities, would cause the revocation of his license.

               E. Employee is unaware of any mental, physical or emotional condition which currently affects Employee, and which might result in Employee's being unable to carry out all of his duties obligations and responsibilities set forth herein.

               F. Employee understands and agrees that Employer is entering into this Employment Agreement in strict reliance upon the representations and warranties set forth herein, and that a breach of any of said representations and warranties by Employee would constitute a default hereunder.

        16. Entire Agreement. This Employment Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter set forth herein, and supersedes any and all previous oral or written agreements, understandings or discussions between the parties hereto with respect to the subject matter set forth herein, including the Original Employment Agreement (including all provisions of such agreement that by its terms survive termination), with respect to the employment of Employee.

        17. All Amendments in Writing. This Employment Agreement may not be amended orally, but only pursuant to an instrument executed by Employer and Employee.



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        18. Arbitration. In the event of any dispute or controversy between
Employer or Employee with respect to any of the matters set forth herein, then both Employer and Employee agree to submit such dispute or controversy to binding arbitration, to be conducted in Las Vegas, Nevada pursuant to the then prevailing rules and regulations of the American Arbitration Association. In such arbitration, the prevailing party shall be entitled, in addition to any award made in such proceeding, to recover all of its costs and expenses incurred in connection therewith, including, without limitation, attorneys' fees.

        19. Governing Laws. This agreement shall be governed and construed in accordance with the laws of the State of Nevada.

        20. Notices. Any notice required or permitted to be given in connection with this Employment Agreement shall be given by either: (a) depositing the same in the United States Mail, postage prepaid, registered or certified, return receipt requested; or (b) by depositing it with a recognized overnight courier service for delivery the following day to the other party; or (c) by facsimile transmission, provided the other party acknowledges receipt of such transmission. All such notices shall be deemed received as of the date of acknowledgment of receipt by the other party. All such notices shall be addressed to the parties at the following addresses, or to such other address as may be provided from time to time by one party to the other:

               If to Employer:     Robinson Property Group Limited Partnership
                                   c/o Horseshoe Gaming, Inc.
                                   4204 Industrial Road
                                   Las Vegas, Nevada 89103
                                   Attn: Jack B. Binion

               If to Employee:     Mr. Robert McQueen
                                   1992 Tanyard Road
                                   Hernando, MS 38632

        21. Assignment. This Employment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, administrators and assigns. Notwithstanding the foregoing, Employee understands and agrees that the nature of this Employment Agreement is a personal services agreement, and that Employer is entering into this Employment Agreement based upon the specific services to be rendered personally by Employee hereunder; and accordingly, Employee shall not assign, transfer or delegate in any manner any of his duties, responsibilities or obligations hereunder.

        22. No Third Party Beneficiaries. This Employment Agreement is solely for the benefit of Employer and Employee, and in no event shall any other person or entity be deemed or construed as a third party beneficiary of any of the provisions or conditions set forth herein.



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        23. Waiver. No waiver of any term, condition or covenant of this
Employment Agreement by a party shall be deemed to be a waiver of any subsequent breaches of the same or other terms, covenants or conditions hereof by such party.

        24. Construction. Whenever possible, each provision of this Employment Agreement shall be interpreted in such manner as to be effective or valid under applicable law, but if any provision of this Employment Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Employment Agreement.

        25. Withholding. Employer shall withhold from any payments due to Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.



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        IN WITNESS WHEREOF, the undersigned have executed this Employment
Agreement as of the day and year first above written.

"EMPLOYER"                              ROBINSON PROPERTY GROUP LIMITED
                                        PARTNERSHIP, a Nevada limited
                                        partnership

                                        By: HORSESHOE GP, INC., a Nevada limited
                                            partnership


                                        By:_____________________________________
                                           Jack B. Binion, Chief Executive
                                           Officer


"EMPLOYEE"                              ________________________________________
                                        Robert McQueen



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                                    EXHIBIT A


                                   DEFINITIONS

        All capitalized terms referenced or used in this Employment Agreement and not specifically defined therein shall have the meaning set forth below in this Exhibit A, which is attached to and made a part of this Employment Agreement for all purposes.

        Gaming Authorities. The term "Gaming Authorities" or "Authority" shall mean all agencies, authorities and instrumentalities of any state, nation or other governmental entity or any subdivision thereof, regulating gaming or related activities in the United States or the State of Mississippi, including, without limitation, the Mississippi Gaming Commission.

        Governmental Authority. The term "Governmental Authority" means the Government of the United States, the State of Mississippi, Tunica County and any other political subdivision in which the Casino facility is located, and any court or political subdivision, agency, commission, board or instrumentality or officer thereof, whether federal, state or local, having or exercising jurisdiction over Employer or the Facility, including, without limitation, any Gaming Authority.

        Governmental Requirements. The term "Governmental Requirements" means all laws and agreements with any Governmental Authority that are applicable to the acquisition, development, construction and/or operation of the Casino and the related Facilities including, without limitation, all required permits, approvals and any rules, guidelines or restrictions created or imposed by Governmental Authorities (including, without limitation, any Gaming Authority).